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Exhibit 11


Frontier Corporation


Computation of Earnings per Share of Common Stock on a Fully Diluted Basis (Unaudited)





                                       3 Months Ended       9 Months Ended
                                        September 30,        September 30,
(In thousands, except per share data)  1996      1995      1996        1995
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
Income applicable to common stock   $73,480   $(138,209)  $199,220  $(34,083)
  Add:  Interest on convertible
        debentures                      139         139        416       416
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                                     73,619    (138,070)  $199,636  $(33,667)
  Less:  Increase in related
  federal income taxes                   49          49        146       146
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  Adjusted income applicable to
   common stock                     $73,570   $(138,119)  $199,490   $(38,813)
==============================================================================
Average Common Shares Outstanding   163,561     152,972    162,204    150,742
(excluding common stock
 equivalents)
Adjustments for:
   Convertible Debentures (1)           503        -           503       -
   Stock Options (1)                    712        -         1,813       -
Adjusted common shares assuming
 conversion of outstanding
 Convertible Debentures and Stock
 Options at beginning of each
 period                             164,776     152,972    164,520   150,742
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Earnings per share of common stock
 on a fully diluted basis          $    .45    $  (.90)   $   1.21  $   (.23)
===============================================================================

(1) Convertible debentures and common stock equivalents are not applicable to the calculation when earnings are negative.

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